Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 30, 2019

Relating to Preliminary Prospectus dated January 30, 2019

Registration No. 333-228984

This free writing prospectus should be read together with the issuer’s registration statement on Form S-1 (File No. 333-228984) (including the prospectus therein), as amended. The following information supplements and updates the information contained in the registration statement.

Gossamer Bio Announces Updates Regarding its Initial Public Offering

SAN DIEGO, Calif., Jan. 30, 2019 – Gossamer Bio, Inc., a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced that it has filed an amended registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering of its common stock. The amended registration statement restores the delaying amendment language contemplated by Rule 473(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), such that the registration statement Gossamer Bio filed on January 23, 2019 will no longer become automatically effective pursuant to Section 8(a) of the Securities Act 20 calendar days after its filing date. With today’s filing, Gossamer Bio intends to request from the SEC acceleration of the effective date of the registration statement prior to the date that it would have otherwise become automatically effective.

Gossamer Bio previously announced that it had filed a registration statement on January 23, 2019 offering 14,375,000 shares of its common stock at an initial public offering price of $16.00 per share. The proposed offering terms have not changed. Gossamer Bio’s common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “GOSS.” Gossamer Bio expects to grant the underwriters a 30-day option to purchase up to an additional 2,156,250 shares of common stock in connection with the offering. All of the shares are being sold by Gossamer Bio.

BofA Merrill Lynch, SVB Leerink, Barclays and Evercore ISI are acting as joint book-running managers for the proposed offering.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the proposed offering may be obtained, when available, from: BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; or from SVB Leerink, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by telephone at (800) 808-7525, ext. 6132; or from Barclays, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847, or by email at Barclaysprospectus@broadridge.com; or from Evercore ISI, Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. This registration statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1728117/000119312519022653/d626440ds1a.htm . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it from: BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; or from SVB Leerink, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by telephone at (800) 808-7525, ext. 6132; or from Barclays, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847, or by email at Barclaysprospectus@broadridge.com; or from Evercore ISI, Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.